Exhibit 3

Westpac GROUP

Level 18, 275 Kent Street
Sydney, NSW, 2000

ASX Release

19 August 2024

WESTPAC 3Q24 INVESTOR DISCUSSION PACK

Following are Westpac's 3Q24 slides covering financial performance, capital, credit quality and funding for the three months ended 30 June 2024.

For further information:

Hayden Cooper
Group Head of Media Relations
0402 393 619

Justin McCarthy
General Manager, Investor Relations
0422 800 321

This document has been authorised for release by Tim Hartin, Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141

3Q24 INVESTOR DISCUSSION PACK FOR THE 3 MONTHS ENDED 30 JUNE 2024 © Westpac Banking Corporation ABN 33 007 457 141 This document should be read in conjunction with Westpac’s June 2024 Pillar 3 Report. All amounts are in Australian dollars.

3Q24 SUMMARY1 2 Westpac Group 3Q24 Investor Discussion Pack SUMMARY 1 30 June 2024 compared to 31 March 2024 unless otherwise stated. 2 3Q24 annualised. 3 Based on Monthly ADI statistics published by APRA for the 3 months ending 30 June 2024. 4 Target operating range is 11.0-11.5%. 5 Quarterly average liquidity coverage ratio. FUNDING AND LIQUIDITY REMAIN WELL POSITIONED • LCR 130%5 • NSFR 113% • Deposit to loan ratio 83.3%, up 40bps CAPITAL ABOVE OPERATING RANGE • CET1 capital ratio of 12.0%, above target operating range4 • RWA up $7.3bn or 1.6% mainly due to loan growth and higher IRRBB WELL PROVISIONED • Total provisions $5.1bn, flat • CAP to credit RWA 134bps, down 4bps • Stressed assets to TCE 1.42%, up 6bps • Mortgage 90+ day delinquencies: • Australia 1.12%, up 6bps • New Zealand 0.47%, flat STRONG FINANCIAL PERFORMANCE • Net profit $1.8bn, up 6%, excluding Notable Items up 2%: − revenue flat − expenses up 2% • NIM up 3bps to 1.92%, Core NIM up 2bps to 1.82% • Australian household deposit growth of 3%2 and housing loan growth of 8%2, which outperformed system3 • Expenses increased 2% reflecting higher investment and technology spend • Impairment charges to average loans of 4bps, down from 9bps

NET INTEREST MARGIN $b 3Q24 % movement 3Q24 - 1H24 qtr average Net interest income 4.7 - Non-interest income 0.7 (4) Net operating income 5.4 - Expenses (2.7) 2 Pre-provision profit 2.7 (2) Impairment charges (0.1) (58) Tax and non-controlling interests (NCI) (0.8) 2 Net profit 1.8 2 LOANS AND DEPOSITS ($BN) NET PROFIT EXCLUDING NOTABLE ITEMS Westpac Group 3Q24 Investor Discussion Pack FINANCIAL PERFORMANCE Composition of NIM (%) 1Q24 2Q24 3Q24 Core NIM 1.80 1.79 1.82 Treasury & Markets 0.13 0.15 0.12 Core NIM, Treasury & Markets 1.93 1.94 1.94 Notable Items: Hedging (0.15) 0.06 (0.02) NIM 1.78 2.00 1.92 756 785 800 Jun-23 Mar-24 Jun-24 Up 6% 636 651 666 Jun-23 Mar-24 Jun-24 FINANCIAL PERFORMANCE Up 5% Loans Deposits 3

CET1 CAPITAL RATIO 12.0%

CAPITAL

LEVEL 2 CET1 CAPITAL RATIO MOVEMENTS (%, BPS)


12.55
39
(58)
(21)
(11)
(5)
(3)
11.96
(5)
11.91
Remaining share buyback: (33bps)2
Op risk overlay removal: 17bps3
IRRBB model approval: 11bps4
Lending : (10bps)
Credit quality : (5bps)
IRRBB: (8bps)
Mar-24
3Q24 Net profit
1H24 dividend
RWA
Special dividend
Share buyback
Other1
Jun-24
Jun-24 Pro forma

Key capital ratios (%)	Sep-23	Mar-24	Jun-24
Level 2 CET1 capital ratio	12.4	12.5	**12.0**
Additional Tier 1 capital ratio	2.2	2.5	**2.4**
Tier 1 capital ratio	14.6	15.0	**14.4**
Tier 2 capital ratio	5.9	6.4	**6.5**
Total regulatory capital ratio	20.5	21.4	**20.9**
Risk weighted assets (RWA) ($bn)	451	444	**452**
Leverage ratio	5.5	5.5	**5.4**
Level 1 CET1 capital ratio	12.6	12.8	**12.1**
Internationally comparable ratios[5]			
Leverage ratio (internationally comparable)	6.0	6.0	**5.8**
CET1 capital ratio (internationally comparable)	18.7	18.6	**17.8**

1 Capital deductions and other items including FX translation impacts. 2 Remaining $1.4 billion of announced on market share buybacks in Nov-23 and May-24. 3 Reduction in operational risk capital overlay from $1 billion to $500 million effective Jul-24. 4 APRA approved IRRBB model effective Aug-24. 5 Internationally comparable methodology references the Australian Banking Association (ABA) study on the comparability of APRA's capital framework and finalised reform released on 10 March 2023.

4 Westpac Group 3Q24 Investor Discussion Pack

(0.3) 444.4 3.8 2.9 0.6 0.3 451.7 Mar-24 Credit risk IRRBB Market risk Operational risk Other Jun-24 RWA1 ($BN) CREDIT RWA1 ($BN) IRRBB RWA1 ($BN) 16 8 9 20 21 22 5 5 5 40 34 36 4.26 3.79 4.21 -4 -3 -2 -1 0 1 2 3 4 -10 0 10 20 30 40 50 60 Sep-23 Mar-24 Jun-24 RISK WEIGHTED ASSET MOVEMENTS CAPITAL 1 Chart may not add due to rounding. 2 Counter-party credit and mark to market risk. 339.7 3.5 1.9 (0.7) (0.5) (0.4) 343.6 Mar-24 Lending Credit quality Data refinement CPC & MTM risk FX translation Jun-24 Up $3.8bn or 1.1% Up $7.3bn or 1.6% 2 5 Westpac Group 3Q24 Investor Discussion Pack Driven by residential mortgage arrears Optionality and basis risk Embedded loss/(gain) Repricing and yield curve risk 3y Swap rate (in %)

CREDIT QUALITY

PROVISIONS FOR EXPECTED CREDIT LOSS

TOTAL PROVISIONS FOR EXPECTED CREDIT LOSSES[1] ($M)


Overlay
Stage 1 CAP
Stage 2 CAP
Stage 3 CAP
Stage 3 IAP
5,098
647
809
2,200
1,035
407
Jun-23
4,941
432
692
2,405
1,061
351
Sep-23
5,072
403
708
2,410
1,109
442
Dec-23
5,135
260
705
2,478
1,231
461
Mar-24
5,128
213
712
2,399
1,278
526
Jun-24
Includes a reduction in overlay for mortgage delinquencies reflected in higher stage 3 modelled provisions
Reduction reflects changes to economic forecasts and the transition to stage 3 CAP
Increased mortgage 90+ day delinquencies
Increase driven by 4 single name exposures

KEY RATIOS

	Sep-23	Mar-24	Jun-24
Provisions to gross loans (bps)	63	65	**64**
Impaired asset provisions to impaired assets (%)	43	47	**43**
Collectively assessed provisions to credit RWA (bps)	135	138	**134**

FORECASTS USED IN ECONOMIC SCENARIOS

Forecasts for base case ECL[2]	**Base case**		**Downside**
	2024	**2025**	**Trough / peak[3]**
GDP growth	1.6%	2.3%	(6%)
Unemployment	4.3%	4.6%	11%
Residential property prices	4.2%	4.0%	(27%)
Commercial property prices	(9.3%)	1.4%	(32%)

1 Includes provisions for debt securities. 2 Forecast date is 17 June 2024. 3 These key economic indicators represent trough or peak values that characterise the scenarios considered in setting downside severity. Residential and commercial forecasts represent cumulative reduction over a two-year period.

6 Westpac Group 3Q24 Investor Discussion Pack
Westpac GROUP

0.12 0.11 0.11 0.12 0.15 0.35 0.39 0.42 0.46 0.49 0.23 0.22 0.22 0.24 0.23 0.46 0.54 0.47 0.54 0.55 1.16 1.26 1.22 1.36 1.42 Jun-23 Sep-23 Dec-23 Mar-24 Jun-24 Impaired Non-performing, 90+ days Non-performing, <90 days Watchlist & substandard AUSTRALIAN MORTGAGE DELINQUENCIES (%) AUSTRALIAN CONSUMER FINANCE 90+ DELINQUENCIES (%) STRESSED EXPOSURES AS A % OF TCE CREDIT QUALITY METRICS CREDIT QUALITY 1 Portfolio has been in run off since March 2022. 0.78 2.64 4.10 0.0 1.0 2.0 3.0 4.0 5.0 6.0 Jun-22 Dec-22 Jun-23 Dec-23 Jun-24 Credit cards Personal loans Auto finance (consumer - in run off) 0.76 1.12 1.90 0.0 1.0 2.0 3.0 4.0 Jun-22 Dec-22 Jun-23 Dec-23 Jun-24 90+ dpd excl. 6 months serviceability hold-out period 90+ day delinquencies 30+ day delinquencies 1 7 Westpac Group 3Q24 Investor Discussion Pack

0.0 1.0 2.0 3.0 4.0 5.0 6.0 7.0 8.0 Property Wholesale & retail trade Manufacturing Agriculture, forestry & fishing Services Property & business services Utilities Transport & storage Construction Accommodation cafes & restaurants Mining Sep-23 Mar-24 Jun-24 CORPORATE AND BUSINESS STRESSED EXPOSURES BY INDUSTRY SECTOR (%) EXPOSURE AND CREDIT QUALITY BY SECTOR Sector Finance & Insurance1 Property2 Wholesale & retail trade Manufacturing Agriculture, forestry & fishing Services3 Property & business services Utilities Transport & storage Construction4 Accomm, cafes & restaurants Mining TCE ($bn) Jun-24 168.6 84.2 31.1 26.1 25.1 24.7 24.6 21.4 19.8 13.8 11.3 7.9 Mar-24 195.4 82.2 31.1 25.4 24.3 24.6 24.0 20.6 20.5 13.1 11.5 7.6 Stressed (%)5,6 Jun-24 0.1 2.5 5.6 3.3 5.5 3.2 3.1 0.4 1.1 5.3 3.9 4.7 Mar-24 0.1 2.6 5.2 3.1 5.2 3.0 2.8 0.5 1.1 5.7 3.7 5.2 Impaired (%)6 Jun-24 0.0 0.1 0.8 0.9 0.5 0.4 0.5 0.0 0.4 0.7 0.3 0.1 Mar-24 0.0 0.1 0.7 0.6 0.3 0.4 0.5 0.0 0.1 0.6 0.3 0.1 CREDIT QUALITY ACROSS SECTORS CREDIT QUALITY 1 Finance and insurance includes banks, non-banks, insurance companies and other firms providing services to the finance and insurance sectors. Includes assets held for liquidity portfolio. 2 Property includes both residential and non-residential property investors and developers and excludes real estate agents. 3 Services includes education, health & community services, cultural & recreational and personal & other services. 4 Construction includes building and non-building construction, and industries serving the construction sector. 5 Includes impaired exposures. 6 Percentage of portfolio TCE. 8 Westpac Group 3Q24 Investor Discussion Pack Downgrade of a small number of customers

Australian mortgage portfolio Sep-23 balance Mar-24 balance Jun-24 balance Total portfolio ($bn) 485.6 495.2 504.2 Owner occupied (OO) (%) 67.1 67.8 67.7 Investment property loans (IPL) (%) 31.6 31.0 31.2 Portfolio loan/line of credit (LOC) (%) 1.3 1.2 1.1 Variable rate / Fixed rate (%) 76/24 85/15 89/11 Interest only (I/O) (%) 12.8 12.3 12.0 Proprietary channel (%) 50.8 49.7 48.7 First home buyer (%) 10.8 11.3 11.5 Mortgage insured (%) 13.1 12.6 12.0 Sep-23 Mar-24 Jun-24 Average loan size1 ($’000) 301 309 316 Customers ahead on repayments including offset account balances (%) By accounts 79 80 81 By balances 75 77 78 Mortgage losses net of insurance2 ($m) 21 20 14 Annual mortgage loss rate3 (bps) 0.7 0.8 0.9 Hardship4 balances (% of portfolio) 0.71 1.05 1.18 FIXED RATE MORTGAGE EXPIRY SCHEDULE ($BN, FOR THE 6MTHS TO) LOAN-TO-VALUE RATIOS (LVRS) (%) AUSTRALIAN MORTGAGE PORTFOLIO COMPOSITION MORTGAGE CREDIT QUALITY 1 Average loan size includes amortisation. Calculated at account level, where split loans represent more than one account. 2 Mortgage losses for Sep-23 and March-24 are for the 6 months ending. Mortgages losses for June are for the 3 months ending. 3 Mortgage loss rates for September are actual losses for the 12 months ending. Mortgage loss rates for March are annualised, based on losses for the 6 months ending. Mortgage loss rates for June are annualised, based on losses for the 9 months ending. 4 Financial hardship assistance is available to customers experiencing temporary financial difficulty, including changes in income due to illness, a relationship breakdown or natural disasters. Hardship assistance often takes the form of a reduction or deferral of repayments for a short period. 5 Dynamic LVR is the loan-to-value ratio taking into account the current loan balance, changes in security value, offset account balances and other loan adjustments. Property valuation source CoreLogic. 18 19 12 20 19 51 37 30 21 14 10 Mar-22 Sep-22 Mar-23 Sep-23 Mar-24 Sep-24 Mar-25 Sep-25 >Sep-25 Expired Yet to expire 22 17 41 12 6 1 65 15 12 6 1 0.4 0.6 0 20 40 60 80 100 0<=60 60<=70 70<=80 80<=90 90<=95 95<=100 >100 Portfolio LVR at origination Portfolio dynamic LVR5 9 Westpac Group 3Q24 Investor Discussion Pack

10 CUSTOMERS AHEAD ON REPAYMENTS1 (% BY BALANCES) OFFSET ACCOUNT BALANCES2 ($BN) BUFFER TO BALANCE RATIO3 (%) 2 24 20 19 14 22 2 21 19 20 15 23 2 20 19 21 16 23 Behind On time < 1mth < 6mths >2yrs Sep-23 Mar-24 Jun-24 Westpac Group 3Q24 Investor Discussion Pack AUSTRALIAN MORTGAGE PORTFOLIO REPAYMENT BUFFERS MORTGAGE CREDIT QUALITY 1 Customer loans ahead on payments exclude equity/line of credit products as there are no scheduled principal payments. Includes mortgage offset accounts. ‘Behind’ is more than 30 days past due. ‘On time’ includes up to 30 days past due. 2 Includes RAMS from Sep-20 onwards. 3 Excludes Line of Credit. 14 5 4 16 39 Jun-24 Investment property loans – generally maintain higher balances for tax purposes Accounts opened in the last 12 months Structural restrictions on repayments e.g. fixed rate Residual – <1 month repayment buffer Chart does not add due to rounding >6mths to <2yrs Loans ‘on time’ and <1mth ahead 19.0 19.4 19.4 19.4 18.9 Sep-21 Sep-22 Sep-23 Mar-24 Jun-24 Buffer = Current Limit - Outstanding Balance + Offset Balance 41 46 51 53 57 60 60 Sep-19 Sep-20 Sep-21 Sep-22 Sep-23 Mar-24 Jun-24

MORTGAGE DELINQUENCIES (%) MORTGAGE PORTFOLIO LVR1,2 (% OF PORTFOLIO) BUSINESS STRESSED EXPOSURES TO BUSINESS TCE1 (%) UNSECURED CONSUMER DELINQUENCIES (%) NEW ZEALAND CREDIT QUALITY NEW ZEALAND CREDIT QUALITY 1 Chart may not add due to rounding. 2 LVR based on current exposure and property valuation at the latest credit event. 0.47 0.96 0.0 0.5 1.0 1.5 2.0 Jun-22 Dec-22 Jun-23 Dec-23 Jun-24 90+ day delinquencies 30+ day delinquencies 52% 20% 20% 6% 3% 0<=60 60<=70 70<=80 80<=90 90+ 0.1 0.1 0.1 0.2 0.2 0.4 0.3 0.3 0.3 0.5 2.0 2.1 2.2 2.1 2.2 2.4 2.5 2.5 2.5 2.9 Jun-23 Sep-23 Dec-23 Mar-24 Jun-24 Impaired Non-performing, not impaired Watchlist & substandard 0.90 2.03 0.0 1.5 3.0 4.5 6.0 Jun-22 Dec-22 Jun-23 Dec-23 Jun-24 90+ day delinquencies 30+day delinquencies 92% of mortgage portfolio has an LVR less than 80% 11 Westpac Group 3Q24 Investor Discussion Pack Increase driven by agriculture

FUNDING AND LIQUIDITY

FUNDING AND LIQUIDITY

KEY FUNDING AND LIQUIDITY MEASURES

Liquidity coverage ratio (LCR) (%)
Quarterly average


138
134
132
130
Jun-23
Sep-23
Mar-24
Jun-24

- Quarterly LCR movement reflects the impact of Term Funding Facility maturities, with lower average net cash outflows more than offset by a reduction in high-quality liquid assets

Net stable funding ratio (NSFR) (%)


118
115
114
113
Jun-23
Sep-23
Mar-24
Jun-24

- Lower NSFR reflects growth in lending and increases in required stable funding for mortgages previously used as collateral for Term Funding Facility draw-downs

Customer deposits to net loans ratio (D2L) (%)


84.1
82.9
82.9
83.3
Jun-23
Sep-23
Mar-24
Jun-24

- Increase in D2L ratio due to rate of growth in deposits slightly ahead of loan growth

TERM DEBT ISSUANCE AND MATURITY PROFILE[1,2] ($BN)


Issuance
Maturities
34
31
35
43
35
36
18
12
7
33
34
27
29
21
28
FY19
FY20
FY21
FY22
FY23
FY24 YTD
FY24 remaining
FY25
FY26
FY27
FY28
FY29
>FY29
Funding for Lending Programme (NZ)
Term Funding Facility (Aus)
Tier 2 capital
Additional Tier 1 capital
Covered bond
Senior/Securitisation

TERM DEBT ISSUANCE BY PROGRAM YEAR TO DATE[2,3] (%)


$36bn YTD
59
14
5
15
7
Senior Bonds
Covered Bonds
Additional Tier 1 Capital
Tier 2 Capital
Securitisation

1 Based on residual maturity and FX spot currency translation. Includes all debt issuance with contractual maturity greater than 13 months excluding US Commercial Paper and Yankee Certificates of Deposit. Contractual maturity date for Additional Tier 1 and callable Tier 2 instruments is the first scheduled conversion date or call date for the purposes of this disclosure. Any early redemption would be subject to prior written approval from APRA, which may or may not be provided. Maturities exclude securitisation amortisation. 2 Year to date is 1 October 2023 to 12 July 2024. 3 Chart may not add due to rounding.

12 Westpac Group 3Q24 Investor Discussion Pack

Westpac GROUP

Table may not add due to rounding APPENDIX 1: FINANCIAL SUMMARY APPENDIX Excluding Notable Items $b 3Q24 % movement 3Q24 - 1H24 qtr average 3Q24 % movement 3Q24 - 1H24 qtr average Net interest income 4.7 2 4.7 - Non-interest income 0.7 (4) 0.7 (4) Net operating income 5.4 1 5.4 - Operating expenses (2.7) 2 (2.7) 2 Pre-provision profit 2.6 1 2.7 (2) Impairment charges (0.1) (58) (0.1) (58) Tax and non-controlling interests (NCI) (0.8) 4 (0.8) 2 Net profit after tax 1.8 6 1.8 2 Return on equity (ROE) 10.0% 69bps 10.1% 36bps Return on tangible equity (ROTE) 11.3% 79bps 11.4% 42bps 13 Westpac Group 3Q24 Investor Discussion Pack

Table may not add due to rounding APPENDIX 2: NET PROFIT APPENDIX Excluding Notable Items $b 1Q24 2Q24 1H24 qtr average 3Q24 1Q24 2Q24 1H24 qtr average 3Q24 Net interest income 4.3 4.8 4.6 4.7 4.7 4.7 4.7 4.7 Non-interest income 0.7 0.7 0.7 0.7 0.8 0.7 0.7 0.7 Net operating income 5.0 5.5 5.3 5.4 5.4 5.4 5.4 5.4 Operating expenses (2.7) (2.7) (2.7) (2.7) (2.7) (2.7) (2.7) (2.7) Pre-provision profit 2.4 2.8 2.6 2.6 2.7 2.7 2.7 2.7 Impairment charges (0.2) (0.2) (0.2) (0.1) (0.2) (0.2) (0.2) (0.1) Tax and NCI (0.7) (0.8) (0.7) (0.8) (0.8) (0.8) (0.8) (0.8) Net profit after tax 1.5 1.8 1.7 1.8 1.8 1.7 1.8 1.8 ROE 8.3% 10.3% 9.3% 10.0% 9.8% 9.7% 9.8% 10.1% ROTE 9.4% 11.6% 10.5% 11.3% 11.0% 11.0% 11.0% 11.4% 14 Westpac Group 3Q24 Investor Discussion Pack

INVESTOR RELATIONS TEAM – CONTACT US

CONTACT US

Justin McCarthy
General Manager, Investor Relations

Catherine Garcia
Head of Investor Relations, Institutional

Jacqueline Boddy
Head of Debt Investor Relations

Lucy Graham
Head of Corporate Reporting and ESG

James Wibberley
Manager, Investor Relations

Arthur Petratos
Manager, Shareholder Services

Nathan Fontyne
Senior Analyst, Investor Relations

Ethan Harry
Graduate, Investor Relations


INVESTOR CENTRE

INVESTOR RELATIONS CONTACT

For all matters relating to Westpac's **strategy, performance and results**

+61 2 9178 2977

investorrelations@westpac.com.au

westpac.com.au/investorcentre

SHARE REGISTRY CONTACT

For all shareholding enquiries relating to:

- Address details and communication preferences
- Updating bank account details, and participation in the dividend reinvestment plan

1800 804 255

westpac@linkmarketservices.com.au

investorcentre.linkmarketservices.com.au

15 Westpac Group 3Q24 Investor Discussion Pack

Westpac GROUP

DISCLAIMER The material contained in this presentation is intended to be general background information on Westpac Banking Corporation (Westpac) and its activities. The information is supplied in summary form and is therefore not necessarily complete. It is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. This presentation contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements that are not historical facts. Forward-looking statements appear in a number of places in this presentation and include statements regarding our intent, belief or current expectations with respect to our business and operations, macro and micro economic and market conditions, results of operations and financial condition, capital adequacy and risk management, including, without limitation, future loan loss provisions and financial support to certain borrowers, forecasted economic indicators and performance metric outcomes, indicative drivers, climate- and other sustainability-related statements, commitments, targets, projections and metrics, and other estimated and proxy data. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘indicative’, ‘risk’, ‘aim’, ‘outlook’, ‘forecast’, ‘f’cast’, ‘f’, ‘assumption’, ‘projection’, ‘target’, ‘goal’, ‘guidance’, ‘ambition’, or other similar words to identify forward-looking statements, or otherwise identify forward-looking statements. These forward-looking statements reflect our current views on future events and are subject to change, certain known and unknown risks, uncertainties and assumptions and other factors which are, in many instances, beyond our control (and the control of our officers, employees, agents and advisors), and have been made based on management’s expectations or beliefs concerning future developments and their potential effect upon us. Forward-looking statements may also be made, verbally or in writing, by members of Westpac’s management or Board in connection with this presentation. Such statements are subject to the same limitations, uncertainties, assumptions and disclaimers set out in this presentation. There can be no assurance that future developments or performance will align with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those we expect or which are expressed or implied in forward-looking statements, depending on various factors including, but not limited to, those described in the section titled ‘Risk factors' in our 2024 Interim Financial Results (Risk Factors) available at www.westpac.com.au. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider such factors and other uncertainties and events. Except as required by law, we assume no obligation to revise or update any forward-looking statements contained in this presentation, whether from new information, future events, conditions or otherwise, after the date of this presentation. We also make statements about our processes and policies (including what they are designed to do) as well as the availability of our systems or product features. Systems, processes and product features can be subject to disruption, and may not always work as intended, so these statements are limited by the factors described in our Risk Factors. DISCLAIMER 16 Westpac Group 3Q24 Investor Discussion Pack